Exhibit 4.2

SUPPLEMENTAL INDENTURE

Dated as of June 26, 2013

between

AIR LEASE CORPORATION

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Trustee

THIS SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) is dated as of June 26, 2013 and is executed between Air Lease Corporation, a Delaware corporation (the “Company”), and Deutsche Bank Trust Company Americas, as Trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company and the Trustee have heretofore executed and delivered an Indenture dated as of March 16, 2012 (the “Original Indenture”; the Original Indenture, as supplemented by this Supplemental Indenture, shall be referred to herein as the “Indenture”), providing for the issuance by the Company from time to time of Notes (as defined in the Original Indenture);

WHEREAS, pursuant to the Original Indenture, the Company established the form and terms of the Initial Notes (as defined in the Original Indenture), which were issued on March 16, 2012;

WHEREAS, pursuant to the Original Indenture, the Company established the form and terms of certain Exchange Notes, which were issued on November 13, 2012 in exchange for the then outstanding Initial Notes (such Exchange Notes, the “Issued Exchange Notes”), and the terms of the Issued Exchange Notes were substantially identical in all material respects to the terms of the Initial Notes, except that the Issued Exchange Notes were registered under the Securities Act of 1933, as amended, and did not contain restrictions on transfer, registration rights or provisions for additional interest;

WHEREAS, pursuant to Section 2.01(b) of the Original Indenture, Additional Notes (as defined in the Original Indenture) ranking pari passu with the Initial Notes may be created and issued from time to time by the Company without notice to or consent of the Holders (as defined in the Original Indenture) and shall be consolidated with and form a single class with the Initial Notes and the Exchange Notes and shall have the same terms as to status, redemption or otherwise (other than issue date, issue price and, if applicable, the first interest payment date and the initial interest accrual date) as the Initial Notes; provided that the Company’s ability to issue Additional Notes shall be subject to the Company’s compliance with Article 4 of the Original Indenture;

WHEREAS, pursuant to Section 2.01(b), any Additional Notes shall be issued by the execution of an indenture supplemental to the Original Indenture;

WHEREAS, the Company wishes to enter into this Supplemental Indenture to establish the form and terms of $132,046,000 aggregate principal amount of Additional Notes (the “New Notes”) and to issue such New Notes; and

WHEREAS, the Company has instructed the Trustee to execute and deliver this Supplemental Indenture pursuant to the terms of the Original Indenture, and all requirements necessary to make this Supplemental Indenture a valid instrument in accordance with its terms have been performed and the execution and delivery of this Supplemental Indenture have been duly authorized in all respects by the Company.

NOW, THEREFORE, the Company and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes (as defined in the Original Indenture).

SECTION 1.                            Definitions.

Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Original Indenture.

SECTION 2.                            Creation of the New Notes.

Pursuant to Section 2.01(b) of the Original Indenture, there is hereby created Additional Notes, which shall be consolidated with and form a single class with the Issued Exchange Notes and which are sometimes herein referred to as the “New Notes.”  The New Notes shall be in substantially the form set forth in Exhibit A to the Original Indenture, with such changes therein as may be authorized by any officer of the Company executing any New Notes by manual or facsimile signature, such approval to be conclusively evidenced by the execution thereof by such officer.  The New Notes shall have the same terms as the Issued Exchange Notes as to status, redemption or otherwise, as such terms are set forth in the Indenture, except as otherwise set forth below:

(a)                             The date of issuance of the New Notes shall be June 26, 2013;

(b)                             The principal of the New Notes shall bear interest at the same rate per annum payable on the Issued Exchange Notes, as of the date hereof, from April 1, 2013 or from the most recent date to which interest has been paid or provided for, payable semi-annually in arrears on April 1 and October 1 of each year, or if any such day is not a Business Day (as defined in the Original Indenture), on the next succeeding Business Day, commencing October 1, 2013.

(c)                              The New Notes shall have such other terms and provisions as are set forth in the form of Notes attached as Exhibit A to the Original Indenture, all of which terms and provisions are incorporated by reference in and made a part of this Supplemental Indenture as if set forth in full herein.

Without limitation of the other provisions of this Section 2, the Company agrees to perform and to comply with all of the applicable covenants and agreements of the Company in the Original Indenture in respect of the New Notes.

SECTION 3.  GOVERNING LAW; SUPPLEMENTAL INDENTURE.

THIS SUPPLEMENTAL INDENTURE, THE NEW NOTES AND ANY NOTE GUARANTEE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.  The terms and conditions of this Supplemental Indenture shall be, and be deemed to be, part of the terms and conditions of the Indenture for any and all purposes.  Other than as supplemented by this Supplemental Indenture, the Original Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed.

SECTION 4.  Counterpart Originals.

The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 5.  Headings.

The headings of this Supplemental Indenture have been inserted for convenience of reference only, and are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 6.  Facsimile and PDF Delivery of Signature Pages.

The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or portable document format (“PDF”) transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 7.  Severability.

In case any provision in this Supplemental Indenture or the New Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

SECTION 8.  Trustee.

The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof.  The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

[Signatures on following pages]

AIR LEASE CORPORATION

By:	/s/ Gregory B. Willis
	Name:	Gregory B. Willis
	Title:	Senior Vice President and
Chief Financial Officer

[Signature Page - Supplemental Indenture]

DEUTSCHE BANK TRUST COMPANY AMERICAS,
not in its individual capacity but solely as Trustee

By:	/s/ Diana Vasconez
Name: Diana Vasconez
Title: Associate

By:	/s/ Maria Inoa
Name: Maria Inoa
Title: Assistant Vice President

[Signature Page - Supplemental Indenture]